Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Safe & Green Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	(i) Common stock, $0.01 par value per share(4)	—	300,000,000	$0.89	$267,000,000		$0.00015310	$40,877.70
Fees to be Paid	Equity	Pre-Funded Units consisting of: (3)(4)	457(o)	—	—	—	(3)	—	—
Carry Forward Securities	—	—	—	—	—	—		—	—
Total Offering Amounts									$40,877.70
Total Fees Previously Paid(5)									56,397.03
Total Fee Offset									—
Net Fee Due									$0

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) and Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(3)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”).
(5)	The fees that were paid pursuant to Form S-1 (Registration No. 333-286850) filed with the Securities and Exchange Commission on April 30, 2025, in connection with the Series A and Series B Warrants in the amount of $56,397.00, shall be applied to this S-1, as the Series A and B Warrants were never registered.